Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Summer Energy Holdings, Inc.

We consent to incorporation by reference in this Registration Statement of Summer Energy Holdings, Inc., on Form S-8 to be filed with the Commission on or about July 1, 2015 of our Report of Independent Registered Public Accounting Firm dated March 27, 2015 covering the consolidated balance sheets of Summer Energy Holdings, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years then ended.

/s/LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
July 1, 2015